Exhibit 5.1

REEDER & SIMPSON P.C.

    Attorneys-at-Law

RRE Commercial Center	Raymond E. Simpson
P.O. Box 601	53-55 Akti Miaouli, 6th floor
Majuro, MH 96960, Marshall Islands	185 36 Piraeus, Greece
Telephone: +692 625 3602	Telephone: +30 210 429 3323
Fax: +692 625 3603	Fax: +30 210 941 4790
E-mail: dreeder@ntamar.net	E-mail: simpson@otenet.gr
Mobile phone: +30 6945 465 173

February 26, 2013

Navios Maritime Acquisition Corporation

Attention: Angeliki Frangou

85 Akti Miaouli Street

Piraeus, Greece 185 38

Re:	Navios Maritime Acquisition Corporation Registered Direct Offering of Common Shares

Ladies and Gentlemen:

We have acted as Marshall Islands counsel to Navios Maritime Acquisition Corporation, a Marshall Islands corporation (the “Company”), in connection with (i) the Company’s registered direct offering of 9,825,000 shares of its common stock (the “Securities”), (ii) the Placement Agency Agreement dated February 21, 2013 (the “Placement Agency Agreement”) between the Company and RS Platou Markets, Inc., as manager for the placement agents identified therein (collectively, the “Placement Agents”), (iii) the Subscription Agreements dated February 21, 2013 (the “Subscription Agreements”) between the Company and each investor purchasing Securities in the registered direct offering (collectively, the “Investors”) and (iv) the registration statement (File Nos. 333-169320), including the prospectus of the Company dated September 20, 2010 as supplemented on February 21, 2013 (together, the “Prospectus”), with respect to the offering of the Securities included therein (as amended, collectively, the “Registration Statement”).

This opinion has been prepared for use in connection with the filing by the Company of a Current Report on Form 6-K which will be incorporated by reference into the Registration Statement and the Prospectus.

In connection with this opinion, we have examined such documents as may be required to issue this opinion including the Company’s operational documentation and certain resolutions adopted by the Company’s Board of Directors (the “Board of Directors”) relating to the offering of the Securities and such other documents or records of the proceedings of the Company as we have deemed relevant, and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Securities are duly authorized and, when issued and delivered to and paid for by the Investors in accordance with the terms of the Placement Agency Agreement and the Subscription Agreements, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the laws of the Republic of the Marshall Islands, and we express no opinion with respect to the laws of any other jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the laws of the Republic of the Marshall Islands.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

This opinion is issued solely for and may be relied upon solely by the Company and is not to be made available to, or relied upon by, any other person, firm or entity without our express consent in writing.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the above described 6-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Reeder & Simpson P.C.

By: /s/ Raymond E. Simpson